EXHIBIT 99.1

720 Park Blvd./P.O. Box 73	Media Contact: Laurie Spiegelberg
Boise, Idaho 83729 • www.wgint.com	(208) 386-5255

FOR RELEASE:	Investor Contact: Earl Ward
(208) 386-5698

Washington Group International Terminates Shareholder Rights Plan

BOISE, Idaho (November 18, 2005) – Washington Group International, Inc. (Nasdaq: WGII) today announced that its Board of Directors has voted to terminate the company’s shareholder rights plan. Currently, one preferred stock purchase right is attached to each outstanding share of the company’s common stock.  To terminate the plan, the Board of Directors is redeeming the rights at the redemption price of one cent per right, payable in cash to shareholders of record as of December 2, 2005. Shareholders are not required to take any action to receive the redemption payment. The company expects to mail the payments to record holders by December 31.

In evaluating the rights plan, the Board of Directors considered a wide variety of factors bearing on the company and its shareholders, including the corporation’s other available protections against abusive takeover practices.

Washington Group International, Inc. (www.wgint.com) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 25,000 employees at work in more than 30 countries, the company provides professional, scientific, management, and development services in more than two dozen major markets, including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.